Exhibit C
Lock-Up Agreement
September 16, 2009
Grandunion, Inc.
Akti Miaouli 83 & Flessa 1-7
Piraeus 185 38, Greece
Attention: Michail Zolotas

Re:	Rocket Marine Inc. 2,666,667 Lock-Up Agreement
Ladies and Gentlemen:
     This letter agreement (this “Agreement”) relates to that certain Securities Purchase Agreement dated as of September 16, 2009, (the “Purchase Agreement”), by and between Aries Maritime Transport Limited, a Bermuda corporation (the “Company”), and Grandunion, Inc., a Marshall Islands corporation (“Purchaser”), relating to the purchase and sale of 18,977,778 shares of common stock, par value $0.01 per share, of the Company (the “Purchased Shares”) in consideration of the Purchaser consummating the transactions contemplated by the Purchase Agreement (the “Acquisition”). As a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Company has issued 2,666,667 shares of the Purchased Shares directly to Rocket Marine Inc., a Marshall Islands corporation and a principal stockholder of the Company (“Rocket”) (any such shares, a “Relevant Security”), and the Purchaser has required that Rocket, Aries Energy Corporation, a Marshall Islands corporation and the holder of 100% of the outstanding shares of capital stock of Rocket (“Aries Energy”), Gabriel Petrides, the holder of 50% of the outstanding shares of capital stock of Aries Energy (“Petrides”) and Mons S. Bolin, the holder of 50% of the outstanding shares of capital stock of Aries Energy (“Bolin” and together with Aries Energy, Rocket and Petrides, the “Rocket Group”), enter into and deliver this Agreement to the Purchaser.
     In connection with the Acquisition and conditioned upon receiving the Relevant Securities from the Company, Rocket hereby agrees that, except as otherwise set forth in the sixth paragraph of this Agreement relating to the releases, without the prior written consent of the Purchaser during the period from the date hereof until December 31, 2011 (the “Lock-Up Period”), Rocket will not, and Aries Energy, Petrides and Bolin will cause Rocket not to: (a) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security, and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of a Relevant Security, other security, cash or other consideration. Notwithstanding anything to the contrary contained herein, if any Relevant Securities are foreclosed on by an institution to which they are pledged, the Lock-Up Period shall be extended to December 31, 2012 as to a like number of Relevant Securities, in the aggregate, subject to this Agreement and the Other Rocket Lock-Up (as defined below).
     Each of the undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Security to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Relevant Security for which the undersigned is the record holder and, in the case of any Relevant Security for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Security.
     Notwithstanding the foregoing, (1) Rocket may pledge any or all of the Relevant Securities owned by the undersigned to Marfin Egnatia Bank SA, Investment Bank of Greece SA and Marfin Popular Bank Public Co Ltd. (together, “Marfin Bank”); provided, however, it shall be a condition to the pledge that Marfin Bank execute an agreement, substantially in the form attached hereto as Exhibit A (the “Pledge Agreement”), stating that it is receiving and holding the Relevant Securities subject to the provisions of this Agreement and that there shall be no further pledge of such Relevant Securities except in accordance with this Agreement, and upon execution of the Pledge Agreement this condition shall be deemed satisfied, and (2) Rocket may sell, transfer or otherwise dispose of any or all of the Relevant Securities owned by the undersigned to any of its Affiliates (as defined below) or by gift, will or intestacy; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Relevant Securities subject to the provisions of this Agreement, and there shall be no further transfer of such Relevant Securities except in accordance with this Agreement. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of or shares the same management company with such Person.
     Each of Aries Energy and Rocket shall use their best efforts to prevent any foreclosure on the Relevant Securities pledged to The Royal Bank of Scotland and to Marfin Bank.
     Notwithstanding anything to the contrary contained in this Agreement, if the Company agrees to release some or all of the shares of common stock owned by the Purchaser (“Grandunion Shares”) subject to the Lock-Up Agreement dated as of even date herewith between the Purchaser and the Company prior to December 31, 2011, then the Company shall also release, on the same terms and conditions and for the same consideration, (if Rocket opts to be subject to such terms and conditions or pay such consideration as provided below) as it releases such Grandunion Shares an equal number in the aggregate of the Relevant Securities locked up pursuant to this Agreement and the separate Lock-Up Agreement dated as of even date herewith between the Company, the Purchaser, Aries Energy, Rocket, Petrides and Bolin (the “Other Rocket Lock-Up”), provided that such number shall be reduced share for share if and to the extent that any shares of common stock subject to a permitted pledge have been foreclosed upon by the pledgee. Prior to any release of the Grandunion Shares or any waiver or amendment of any provision of this Agreement, the Company shall provide five business days prior written notice to Rocket, including any terms and conditions related to any release, waiver or amendment and consideration being paid to obtain the release, waiver or amendment. Thereafter, Rocket shall have 90 days to indicate by written notice to the Company whether it accepts such terms and conditions and agrees to pay such consideration, if any. Sales may be made by Rocket pursuant to any such release once Rocket has sent written notice to the Company to the terms and conditions, if any, and paid the consideration, if any. Failure to respond shall be deemed to mean that the offer is declined by Rocket.
     All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in this paragraph, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this paragraph. If notice is given to the Company, it shall be sent to Aries Maritime Transport Limited, 8 Zerva Nap. Str., Glyfada, 166 75 Athens, Greece, Attention: Michail Zolotas and a copy shall also be sent to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, Attention: Kenneth R. Koch, Esq. If notice is given to Rocket, it shall be sent to Rocket Marine Inc., 18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece, Attention: Gabriel Petrides and a copy shall also be sent to Morgan, Lewis & Bockius LLP, 100 Park Avenue, New York, New York, 10178-0060, Attention: R. Alec Dawson, Esq.
     Each of the undersigned hereby further agrees that, without the prior written consent of the Company or as otherwise set forth herein or in the second sentence of Section 3(a) of that certain Registration Rights Agreement, dated as of September 16, 2009, by and among the Company, the Purchaser and Rocket, during the Lock-Up Period, the undersigned will not: (x) file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security or (y) exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security.
     Each of the undersigned hereby represents and warrants to the Company and Purchaser that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, each of the undersigned will execute any additional documents necessary in connection with enforcement of the terms hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Delivery of a signed copy of this letter by facsimile transmission or e-mail shall be effective as delivery of the original hereof.
     Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective unless and until the closing contemplated by the Purchase Agreement, and if such closing has not occurred on or before December 31, 2009, this Agreement will be null and void ab initio.
[Remainder of page left intentionally blank. Signature page immediately follows.]

Very truly yours, ROCKET MARINE INC.
By:	/s/ Mons S. Bolin
	Name:	Mons S. Bolin
	Title:	Director

ARIES ENERGY CORPORATION
By:	/s/ Mons S. Bolin
	Name:	Mons S. Bolin
	Title:	Director

/s/ Gabriel Petrides
Gabriel Petrides

/s/ Mons S. Bolin
Mons S. Bolin

Acknowledged and accepted:
ARIES MARITIME TRANSPORT LIMITED

By:	/s/ George Xiradakis
	Name:	George Xiradakis
	Title:	Director

GRANDUNION, INC.
By:	/s/ Michael Zolotas
	Name:	Michael Zolotas
	Title:	Chief Executive Officer

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